Exhibit 23.2

KPMG LLP

Suite 1100

4655 Executive Drive

San Diego, CA 92121-3132

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 29, 2024, except for Notes 1, 2, 3, 4, 5, 10, and 14, as to which the date is May 14, 2024, with respect to the consolidated financial statements of AEON Biopharma, Inc., included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

May 31, 2024